FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS AND UPDATES FULL YEAR 2014 OUTLOOK

~ Net Sales Increased 6.9% to $246.3 Million, Adversely Impacted by Unusually Severe Weather ~

~ Comparable Store Net Sales Decline 0.6% ~

~ Net Income of $13.7 Million, or $0.49 per Diluted Share ~

~ Company Maintains Full Year 2014 Outlook for Net Sales of $1.15 billion to $1.20 billion and EPS of $3.25 to $3.60 ~

TOANO, Va, April 30, 2014 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, today announced financial results for the first quarter ended March 31, 2014, and reiterated its outlook for 2014.

First Quarter Results

Net sales increased $15.9 million, or 6.9%, to $246.3 million in the first quarter of 2014 from $230.4 million in the first quarter of 2013. The Company estimates unusually severe winter weather adversely impacted net sales in as many as 135 of its 331 store locations in operation at March 31, 2014. In those stores adversely impacted by weather, net sales declined 3.8% to $93.6 million, and in all other stores, net sales increased 14.6% to $152.7 million.

In comparable stores, net sales decreased 0.6% overall, including a 13.1% decrease in weather-impacted stores and an 8.5% increase in all other stores. The Company’s average sale across all stores rose 2.6% in the first quarter of 2014, indicating a 3.2% decrease in the number of customers invoiced. As the weather moderated, customer demand generally strengthened across comparable stores. The Company believes a significant portion of the customer demand delayed by adverse weather in the first quarter will be recovered in the second and third quarters of 2014.

Gross margin was 41.1% in the first quarter of 2014 compared to 40.4% in the first quarter of 2013. The increase in gross margin reflects generally higher net product margin due to continued shifts in sales mix and lower product costs, partially offset by higher net transportation costs. Transportation costs included certain expenses related to the start-up of the West Coast distribution center, which began serving over 90 western store locations in March 2014.

Selling, general and administrative (“SG&A”) expenses increased $11.3 million, or 16.7%, to $78.9 million, and included incremental costs of $1.0 million related to the West Coast distribution center and a $1.7 million increase in legal and professional fees compared to the first quarter of 2013. SG&A expenses were 32.0% of net sales in the first quarter of 2014, up from 29.3% in the first quarter of 2013.

Net income decreased 13.2% to $13.7 million, or $0.49 per diluted share, in the first quarter of 2014 from $15.8 million, or $0.57 per diluted share, in the first quarter of the prior year.

Cash and cash equivalents at March 31, 2014 totaled $76.1 million compared with $72.7 million at March 31, 2013 and $80.6 million at December 31, 2013.

Robert M. Lynch, President and Chief Executive Officer, commented, “Like so many, our team was frustrated by the severity, scale and duration of the harsh winter and the adverse impact it had on our net sales. Our customers generally follow a long purchase cycle, which we believe was either interrupted or completely suspended due to the unusually severe winter weather. However, as conditions generally became more seasonal in mid-March, customer demand increased. The key strategic initiatives we have implemented over the last two years have strengthened our operations, and we believe we are more capable than ever of serving customers who postponed their flooring purchase in the first quarter.”

Company Outlook

The Company has reiterated its previously provided full year outlook for net sales and earnings per share, and now expects to achieve the following for the full year 2014:

•	Net sales in the range of $1.15 billion to $1.20 billion.

•	Comparable store net sales increasing in the mid to high single digits, from a previous range of high single to low-double digits.

•	The opening of a total of 35 to 40 new store locations in the expanded showroom format, from a previous range of 30 to 40 new store locations.

•	The remodeling of a total of 25 to 30 existing stores in the expanded showroom format, from a previous range of 25 to 35 existing stores.

•	Capital expenditures between $80 million and $90 million, including up to $50 million for supply chain investments.

•	De-leverage of SG&A expenses primarily related to store base expansion, advertising expenses increasing at a rate greater than net sales, the opening and continuing operation of the West Coast distribution center and higher than normal legal and professional fees.

•	Operating margin expansion to a range of 13.0% to 13.8%.

•	Earnings per diluted share in the range of approximately $3.25 to $3.60, based on a diluted share count of approximately 27.9 million shares, which is exclusive of any future impact of the stock repurchase program.

Mr. Lynch concluded, “As we look forward, we remain confident in the long-term strength of our business model and believe that our value proposition will allow us to gain further share in the fragmented wood flooring market. Our infrastructure investment this year will be the largest in our history, as we open key facilities in our supply chain, expand our finishing capacity, explore vertical integration and continue our store base expansion. Our new stores continue to exceed our plans, and we expect that the long-term investments we have made implementing our key strategic initiatives will enable us to expand operating margin in the remainder of the year and beyond.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast today, April 30, 2014, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately two hours after the call ends through May 7, 2014 and may be accessed by dialing (877) 870-5176 or (858) 384-5517 and entering pin number 13580205. The live conference call and replay may also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

In its 20th year and with more than 335 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. Lumber Liquidators features more than 340 top quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Additionally, Lumber Liquidators provides a wide selection of flooring enhancements and accessories to complement, install and maintain your new floor. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators’ low priced product, much of which is in-stock and ready for delivery.

With premier brands including Bellawood Prefinished Hardwood and Morning Star Bamboo, Lumber Liquidators’ flooring is often featured on popular television shows such as HGTV’s Dream Home and This Old House.

For more information, please visit www.LumberLiquidators.com or call 1.800.HARDWOOD.  You can also follow the company on Facebook and Twitter, and learn more about its corporate giving program at LayItForward.LumberLiquidators.com.

Forward-Looking Statements

This press release and accompanying financial tables may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators Investor Relations
Ashleigh McDermott
Tel: 757.566.7512

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$76,065	$80,634
Merchandise Inventories	247,370	252,428
Prepaid Expenses	7,926	6,229
Other Current Assets	11,880	12,916
Total Current Assets	343,241	352,207
Property and Equipment, net	78,409	65,947
Goodwill	9,693	9,693
Other Assets	1,698	1,712
Total Assets	$433,041	$429,559

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$41,496	$56,327
Customer Deposits and Store Credits	33,510	22,377
Accrued Compensation	4,813	11,709
Sales and Income Tax Liabilities	8,046	4,878
Other Current Liabilities	18,330	11,709
Total Current Liabilities	106,195	107,000

Deferred Rent	4,862	4,169
Deferred Tax Liability	9,636	9,061

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,505,476 and 27,557,570 outstanding, respectively)	30	30
Treasury Stock, at cost (2,311,285 and 2,133,307 shares, respectively)	(103,046)	(85,382)
Additional Capital	171,419	164,581
Retained Earnings	244,356	230,662
Accumulated Other Comprehensive Loss	(411)	(562)
Total Stockholders’ Equity	312,348	309,329
Total Liabilities and Stockholders’ Equity	$433,041	$429,559

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

 (in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net Sales	$246,291	$230,419
Cost of Sales	145,004	137,422

Gross Profit	101,287	92,997

Selling, General and Administrative Expenses	78,866	67,589

Operating Income	22,421	25,408

Other (Income) Expense	94	(210)

Income Before Income Taxes	22,327	25,618

Provision for Income Taxes	8,633	9,837

Net Income	$13,694	$15,781

Net Income per Common Share—Basic	$0.50	$0.58

Net Income per Common Share—Diluted	$0.49	$0.57

Weighted Average Common Shares Outstanding:
Basic	27,521,443	27,211,506
Diluted	27,832,110	27,783,611

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013

Cash Flows from Operating Activities:
Net Income	$13,694	$15,781
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	3,437	2,716
Stock-Based Compensation Expense	1,514	1,107
Changes in Operating Assets and Liabilities:
Merchandise Inventories	4,897	(3,522)
Accounts Payable	(16,305)	(15,966)
Customer Deposits and Store Credits	11,170	2,874
Prepaid Expenses and Other Current Assets	(533)	1,952
Other Assets and Liabilities	4,421	6,122
Net Cash Provided by Operating Activities	22,295	11,064

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(14,384)	(2,589)
Net Cash Used in Investing Activities	(14,384)	(2,589)

Cash Flows from Financing Activities:
Payments for Stock Repurchases	(17,664)	(4,276)
Proceeds from the Exercise of Stock Options	2,089	1,278
Excess Tax Benefit from Stock-Based Compensation	3,224	3,367
Net Cash (Used in) Provided by Financing Activities	(12,351)	369
Effect of Exchange Rates on Cash and Cash Equivalents	(129)	(283)
Net (Decrease) Increase in Cash and Cash Equivalents	(4,569)	8,561
Cash and Cash Equivalents, Beginning of Period	80,634	64,167
Cash and Cash Equivalents, End of Period	$76,065	$72,728

Lumber Liquidators Holdings, Inc.

Other Supporting Schedules

(in thousands)

(unaudited)

Segregation of total first quarter 2014 net sales and the percentage change in comparison to the first quarter of 2013 into those stores the Company believes were significantly impacted by the unusually severe weather from all other stores:

	Three Months Ended March 31, 2014
	All Stores	Stores Significantly Impacted by Weather	All Other Stores

Net sales	$246,291	$93,628	$152,663
Percentage increase (decrease)	6.9%	(3.8)%	14.6%
	percentage increase (decrease)
Comparable stores net sales[1]	(0.6)%	(13.1)%	8.5%

Net sales in markets with all stores comparable (no cannibalization)	3.2%	(7.1)%	9.8%
Net sales in cannibalized markets[2]	17.2%	0.6%	37.0%

___________________

1A store is generally considered comparable on the first day of the thirteenth full calendar month after opening

2A cannibalized market has at least one comparable store and one non-comparable store